October 18, 2005

Trico Marine Services, Inc.
2401 Fountainview, Suite 920
Houston, Texas 77057

Ladies and Gentlemen:

We acted as counsel for Trico Marine Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the prospectus dated September 28, 2005 and the prospectus supplement dated October 18, 2005 (collectively, the “Prospectus”) with respect to the Registration Statements on Form S-3 (Registration Nos. 333-124478 and 333-128237) (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of 3,900,000 shares of the Company’s common stock, par value $0.01 per share (plus up to an additional 585,000 shares that may be sold pursuant to the underwriters’ over-allotment option) (the “Shares”). The Shares are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company and the underwriters of such offering.

We have solely examined originals, or copies certified or otherwise identified to our satisfaction, of the (i) Second Amended and Restated Certificate of Incorporation of the Company, (ii) Third Amended and Restated Bylaws of the Company, (iii) pertinent resolutions of the Board of Directors of the Company, (iv) Joint Prepackaged Plan of Reorganization of the Company, Trico Marine Assets, Inc. and Trico Marine Operators, Inc. under Chapter 11 of the United States Bankruptcy Code, (v) the confirmation order issued by the United States Bankruptcy Court for the Southern District of New York dated January 21, 2005, and (vi) certificates or letters of the Company and others for the purpose of this opinion. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and the United States.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.